Exhibit 23.4

CONSENT OF JOHN BURNS REAL ESTATE CONSULTING, LLC

We hereby consent to the use of our name in the prospectus included in the Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Prospectus”) to be filed by Woodside Homes, Inc., a Delaware corporation (the “Company”), to the references to the John Burns Real Estate Consulting, LLC market study prepared for the Company wherever appearing in the Prospectus, including, but not limited to the references to our company under the headings “Prospectus Summary” and “Experts” in the Prospectus and to the inclusion of such market study under the heading “Market Overview” in Appendix A to the Prospectus.

Dated: June 25, 2014

JOHN BURNS REAL ESTATE CONSULTING, LLC

By:	/s/ Christopher M. Porter

Name:	Christopher M. Porter

Title:	Vice President